UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 9, 2010

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware		75-2880496
(State or other jurisdiction of incorporation or organization)	Commission File No.: 001-33182	(IRS Employer Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006

(Address of principal executive offices and zip code)

(214) 390-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers .

Effective December 9, 2010, Samuel B. Ligon resigned his position as a member of the board of directors (the “Board”) of Heelys, Inc. (the “Company”), and the Board appointed Richard F. Strup to fill the vacancy caused by Mr. Ligon’s resignation. Mr. Strup was also elected to serve as a member of the Board’s Audit Committee (the “Audit Committee”).

Jerry R. Edwards, one of the Company’s directors since March 12, 2008 and a current member of the Audit Committee, was designated as the “audit committee financial expert” (as defined under the applicable rules and regulations of the Securities Exchange Act of 1934) and will serve as the Chairman of the Audit Committee.

Mr. Strup, 57, is the Senior Vice President - Corporate Strategy of Reyes Holdings, L.L.C. a leading food and beverage wholesale distributor serving customers throughout the U.S., Canada, and Latin America. His responsibilities at Reyes Holdings include working with senior management to determine overall corporate strategies and assessment of acquisitions. Following an extensive career in the consumer packaged goods industry where he held various executive-level marketing, finance, and strategy positions, he joined Reyes Holdings in 2003. Previously, Mr. Strup was an executive at the Miller Brewing Company for 14 years where he spearheaded the commercial agreement and integration into South African Breweries, oversaw the company’s International Division, and was the Global Chief Marketing Officer. Additionally, he held various marketing and financial positions in both the domestic and international divisions of Frito Lay, PepsiCo and General Foods Corp. Mr. Strup earned a Bachelor of Arts degree in economics from Denison University, and a Master of Business Administration in marketing and finance from Northwestern University. Mr. Strup serves on the board of directors of Atlantica, Inc. (OTC: ATTC) and The Radiate Group, a division of Omincom Group, Inc. (NYSE: OMC). He is also a member of Northwestern University’s Kellogg School of Management Alumni Board and is on the board of directors of the Maryland Baseball Holding Company (owner of several minor league teams) and the Big Shoulders Fund (a non-profit organization whose mission is to provide support to Catholic schools in the neediest areas of inner-city Chicago).

Mr. Strup has an extensive background in consumer marketing/advertising, corporate strategic planning and international business development. His extensive experience in the consumer goods industry, as well as his executive experience, is a valuable resource to the Company. His marketing expertise was acknowledged with “Ad Campaign of the Year” honors in 1993 for Miller Genuine Draft in the U.S. and again in 1996 for Miller Pilsner in the U.K. Mr. Strup also received the prestigious Gold Lion Award from the Cannes Film Festival in 1994 for the Miller Lite “Combinations” advertising campaign and is considered one of the country’s premier sports marketers being recognized six times in The Sporting News magazine’s “Top 100 Most Powerful People” in sports.

As a member of the Board, Mr. Strup will receive the same compensation as certain other non-employee directors of the Company - he will be paid $18,000 per year ($4,500 per calendar quarter) for his service on the Board, if applicable $5,000 per year for chairing a committee and, subject to an $8,000 per year maximum, $750 and $500 for each Board meeting and committee meeting, respectively, attended. In addition, Mr. Strup was granted non-qualified stock options on December 9, 2010 exercisable into 20,000 shares of the Company’s common stock at a price equal to $3.37 per share, the closing price of the Company’s common stock on such date. The options will vest and become exercisable in four equal installments on each successive anniversary date of the date of grant and have a contractual term of ten years.

Mr. Strup qualifies as an independent director under Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and the Amended and Restated By-Laws of the Company.

The Company will enter into an Indemnification Agreement with Mr. Strup, in the same form that the Company has entered into with its other directors and officers, containing provisions that will require the Company to indemnify Mr. Strup against liabilities that may arise by reason of his status or service as a director, other than liabilities arising from willful misconduct of a culpable nature, to advance him expenses incurred as a result of any proceeding against him as to which he could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms. The description of the indemnification agreement is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, a copy of which is filed as an Exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 1, 2006.

Item 9.01                        Financial Statements and Exhibits .

(d)              Exhibits.

10.1         Form of Indemnification Agreement entered into by the Company with each of its directors and officers (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 filed on September 1, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Heelys, Inc.

Date: December 13, 2010	By:	/s/ Thomas C. Hansen
Thomas C. Hansen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Form of Indemnification Agreement entered into by the Company with each of its directors and officers (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 filed on September 1, 2006).